UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Summit Hotel Properties, Inc.

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SUMMIT HOTEL PROPERTIES, INC.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Summit Hotel Properties, Inc. a Maryland corporation (the “Company”) will be held on Thursday, May 19, 2016 at 8:00 a.m., Central Time, at the Hampton Inn & Suites, 200 San Jacinto Boulevard, Austin, Texas 78701, for the following purposes:

1.	To elect to the Board of Directors the five nominees named in the attached proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;
2.	To ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To consider and vote on an advisory (non-binding) basis the compensation paid to the Company’s named executive officers;
4.	To consider and vote on an advisory (non-binding) stockholder proposal, if properly presented at the Annual Meeting; and
5.	To transact such other business as may be properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The Company knows of no other matters to come before the Annual Meeting. Only stockholders of record as of the close of business on March 21, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is very important and the Company encourages you to promptly authorize a proxy to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Executive Vice President, General Counsel,
Chief Risk Officer and Secretary

Austin, Texas
April 5, 2016

PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 19, 2016, at 8:00 a.m., Central Time, at the Hampton Inn & Suites, 200 San Jacinto Boulevard, Austin, Texas 78701, and at any adjournments or postponements thereof. These materials were first made available to stockholders on April 5, 2016. Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc. and its consolidated subsidiaries.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Summit Contact Information

The mailing address of our principal executive office is 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, and our main telephone number is (512) 538-2300. We maintain an Internet website at www.shpreit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Q:	On what am I voting?
A:	You are being asked to consider and vote on the following proposals:
•	the election of the director nominees named in this proxy statement (Proposal 1);
•	the ratification of Ernst & Young, LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);
•	the approval on an advisory (non-binding) basis of our named executive officers’ compensation (Proposal 3); and
•	an advisory (non-binding) stockholder proposal submitted by the Teamster Affiliates Pension Plan (“Teamsters”), if properly presented at the Annual Meeting (Proposal 4).
Q:	Who can vote?
A:	Holders of our common stock as of the close of business on the record date, March 21, 2016, are entitled to vote, either in person or by proxy, at the Annual Meeting. Each share of our common stock is entitled to one vote. Cumulative voting is not permitted in the election of directors.
Q:	How do I vote or authorize a proxy to vote my shares?
A:	By Proxy — Before the Annual Meeting, you may authorize a proxy to vote your shares in one of the following ways:
•	by telephone;
•	by Internet; or
•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all director nominees named in this proxy statement (Proposal 1);
•	FOR the ratification of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2);
•	FOR the approval on an advisory (non-binding) basis of our named executive officers’ compensation (Proposal 3); and
•	AGAINST the approval on an advisory (non-binding) basis of the stockholder proposal submitted by the Teamsters, if properly presented at the Annual Meeting (Proposal 4).

We do not expect that any other matters will be brought before the Annual Meeting. If an issue should arise for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their discretion.

In Person — If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and you may attend the Annual Meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 21, 2016. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.

Q:	May I change or revoke my vote?
A:	Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:
•	notifying our Secretary in writing that you are revoking your proxy;
•	providing another signed proxy that is dated after the proxy you wish to revoke;
•	using the telephone or Internet voting procedures; or
•	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a duly executed proxy.
Q:	Will my shares be voted if I do not provide my proxy?
A:	It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1, 3 and 4) are not considered “routine” and therefore may not be voted by your broker without instruction.

Q:	What constitutes a quorum?
A:	As of the record date, a total of 87,219,846 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or authorize a proxy to vote by telephone or on the Internet, your shares will be counted for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.
Q:	What vote is needed to approve the matters submitted?
A:	Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. For additional information regarding this policy, please see “Corporate Governance Matters — Policy on Voting Regarding Directors.”

Ratification of Appointment of EY (Proposal 2).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval on an Advisory (Non-Binding) Basis of Our Named Executive Officers’ Compensation (Proposal 3).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval on an Advisory (Non-Binding) Basis of the Stockholder Proposal Submitted by the Teamsters (Proposal 4).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

We are sending only a single Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single copy of this document for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: Summit Hotel Properties, Inc., Attention: Secretary, 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738; (512) 538-2300. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSAL 1.
ELECTION OF DIRECTORS

Introduction

As of the date of this proxy statement, the Board has five members. The five persons named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Board has no reason to believe that any of the persons named below as a nominee for election to the Board will be unable, or will decline, to serve if elected. The Board has determined that all of the director nominees named below, other than Mr. Hansen, are independent under applicable SEC and NYSE rules.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Information Regarding the Nominees and Executive Officers

The following table sets forth the name, position with the Company and age (as of the Annual Meeting) of each nominee for election to the Board at the Annual Meeting:

Name	Position	Age
Daniel P. Hansen	President and Chief Executive Officer	47
Bjorn R.L. Hanson	Independent Director, Lead Director and Chair of Nominating and Corporate Governance Committee	64
Jeffrey W. Jones	Independent Director and Chair of Audit Committee	54
Kenneth J. Kay	Independent Director and Chair of Compensation Committee	61
Thomas W. Storey	Independent Director and Non-Executive Chairman of the Board	59

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee for election to the Board, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director, if elected.

Nominees

Daniel P. Hansen.  Mr. Hansen has served as our President and Chief Executive Officer and been a member of the Board since our formation in June 2010. Prior to joining our company, Mr. Hansen served in various capacities at The Summit Group. Mr. Hansen joined The Summit Group in October 2003 as Vice President of Investor Relations. His responsibilities included leading the capital raising efforts for Summit Hotel Properties, LLC’s (“SHP LLC”) private placements of its equity securities and assisting in acquisition due diligence. In 2005, he was appointed to SHP LLC’s Board of Managers and was promoted to Executive Vice President, in which capacity he was part of the team that acquired over $140 million of hotel properties and led the development of over $240 million of hotel assets. He was appointed President of The Summit Group and Chief Financial Officer of SHP LLC in 2008. His primary responsibilities included the development and execution of growth strategies for SHP LLC, raising equity capital and hotel development and acquisition. Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in various leadership positions, culminating as a Vice President and Regional Sales Manager for Merrill Lynch in the Texas Mid-South Region, which included Texas, Louisiana, Arkansas and Oklahoma. Mr. Hansen received a B.A. in economics from South Dakota State University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hansen should serve as a director, if elected, because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of the Company, and the Board. We believe his service as a director enables the Board to perform its oversight function with the benefits of management’s perspectives on our business. Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that assists the Board in analyzing capital raising opportunities and issues.

Bjorn R. L. Hanson.  Dr. Hanson has been a member of the Board since the completion of our initial public offering, or IPO, in February 2011. Dr. Hanson has worked in the hospitality industry for more than 35 years and has been involved in consulting, research and investment banking in the lodging sector. He joined the New York University School of Continuing Professional Studies in June 2008 as a clinical professor teaching in the school’s graduate and undergraduate hospitality and tourism programs and directing applied research projects. In 2010, he was appointed as the divisional dean of that school’s Preston Robert Tisch Center for Hospitality, Tourism, and Sports Management, which he served as until returning to his full time faculty role in 2014. Before joining the Tisch Center, Dr. Hanson was a partner with PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, which he joined in 1989. Dr. Hanson founded the hospitality, sports, convention and leisure practice and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of Appraisal Services. Additionally, he served on the U.S. leadership committee and global financial advisory services management committee of PricewaterhouseCoopers. Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming. Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting, research and investment banking in the hospitality industry to the Board. He also brings an academic perspective on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business. Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

Jeffrey W. Jones.  Mr. Jones has been a member of the Board since July 2014. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President — Lodging, Retail and Real Estate. Mr. Jones currently serves on the board of directors of Diamond Resorts International, Inc. (NYSE: DRII), a publicly held vacation ownership, hospitality and management services company, where he is a member of the audit and compensation committees. Mr. Jones is also currently a member of the board of directors, chairs the audit committee and is a member of the compensation committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the board of directors, chairs the audit and finance committee and is a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. He is also a member of the US Bank Advisory Board and is a member of the board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College and is a member of the American Institute of Certified Public Accountants (AICPA).

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Jones should serve as a director, if elected, because of his significant management, financial and hospitality industry experience and expertise, which he has acquired through his fifteen years as a chief financial officer, including ten years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience as a public company director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

Kenneth J. Kay.  Mr. Kay has been a member of the Board since July 2014. Mr. Kay is currently the Chief Financial Officer of MGM Holdings, Inc. (the parent company of Metro-Goldwyn-Mayer, Inc.) a leading entertainment company focused on the production and global distribution of film and television content. Mr. Kay is also a Managing Director of Raven LLC, an investment and advisory services firm located in Las Vegas, Nevada, a position he has held since co-founding the firm in 2012. Raven LLC provides debt and equity capital and management consulting and advisory services to small and medium sized businesses. Previously, Mr. Kay held the position of Chief Financial Officer of Las Vegas Sands Corp. (“Las Vegas Sands”) (NYSE: LVS) from December 2008 to July 2013, where he was responsible for all worldwide financial, planning, procurement, technology and risk aspects of the company. Prior to working for Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (“CBRE”) (NYSE: CBG), a global commercial real estate services firm, from June 2002 to December 2008. Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE: DOLE). Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Advisors of the USC Leventhal School of Accounting. Mr. Kay received a B.S. degree in accounting and an MBA degree from the University of Southern California. Mr. Kay is a Chartered Global Management Accountant, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director, if elected, because of his professional background and experience, education, Fortune 500 senior-executive level positions in real estate and hospitality and his extensive finance, accounting and operational experience.

Thomas W. Storey.  Mr. Storey has been a member of the Board since the completion of our IPO in February 2011 and was appointed Non-Executive Chairman of the Board in July 2015. Mr. Storey has worked in the hospitality industry for more than 25 years. He was the President of Fairmont Hotels and Resorts and the Executive Vice President, Business Strategy for Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 125 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, which Mr. Storey joined in 1999. Mr. Storey has worked for multiple hospitality companies in an executive capacity including Marriott Hotels and Resorts, Doubletree Hotels, Promus Hotels and Radisson Hotels, International. Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners. He has also served on multiple public and private boards including Candlewood Hotels, Legacy Hotels Real Estate Investment Trust, Travelclick, LLC and the Wall Street Institute. Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry. In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President, Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles. The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board. The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board. Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Senior Executive Officers

Daniel P. Hansen.   Information regarding Daniel P. Hansen is described above under “Information Regarding the Nominees and Executive Officers — Nominees.”

Craig J. Aniszewski.  Mr. Aniszewski has served as our Executive Vice President and Chief Operating Officer since our formation in June 2010. Mr. Aniszewski joined The Summit Group in January 1997 as Vice President of Operations and Development. He became the Executive Vice President and Chief Operating Officer of The Summit Group in 2007 and was a member of the Board of Managers of SHP LLC from January 2004 until February 2011. Mr. Aniszewski joined The Summit Group following 13 years with Marriott International, Inc., where he held sales and operations positions in full-service convention and resort hotels. During his career with Marriott, he also worked in the select-service sector, holding positions including the Director of Sales and General Manager for Residence Inn by Marriott and Courtyard by Marriott-branded hotels located in Florida, New York, Connecticut, Pennsylvania, Maryland and North Carolina. Mr. Aniszewski received a B.S. degree in criminal justice with minors in business and psychology from the University of Dayton.

Greg A. Dowell.  Mr. Dowell has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2014. Prior to joining Summit, Mr. Dowell held the position of Senior Executive Vice President and Chief Operating Officer at American Campus Communities (“ACC”) (NYSE: ACC). During his thirteen-year tenure, Mr. Dowell managed all aspects of operations, facilities management, human resources, information technology and various aspects of accounting and systems development. He played a key role in the development of ACC’s specialized operating platform which facilitated American Campus Communities becoming the first student housing REIT to be publicly traded in 2004. Since ACC’s initial public offering, Mr. Dowell orchestrated the successful integration of more than $2.8 billion in asset growth and oversaw the management of over 44 million square feet of residential and mixed-use real estate comprised of over 300 communities. Prior to joining ACC, Mr. Dowell spent ten years in progressive capacities with Century Development where he began as an accountant and ultimately served as Senior Vice President of Management Services over the student housing portfolio. Mr. Dowell received his B.S. in Accounting from the University of Louisiana at Lafayette and is a certified public accountant.

Christopher R. Eng.  Mr. Eng served as our Vice President, General Counsel and Secretary since our formation in June 2010. He was appointed Senior Vice President and Chief Risk Officer in May 2014, in addition to his roles as General Counsel and Secretary. In March 2016, he was appointed Executive Vice President in addition to his roles as General Counsel, Chief Risk Officer and Secretary. Mr. Eng was appointed Vice President, General Counsel and Secretary of The Summit Group and SHP LLC in 2004. Mr. Eng was responsible for The Summit Group’s legal affairs and for guiding its corporate compliance, focusing on real estate acquisitions and dispositions, franchise licensing, corporate insurance coverage, corporate governance and securities industry regulatory compliance. Prior to joining The Summit Group, Mr. Eng was an Assistant Vice President and Trust Officer for The First National Bank in Sioux Falls. Mr. Eng received B.A. degrees in history and English from Augustana College (S.D.) and a J.D. degree from the University of Denver College of Law.

Paul Ruiz.   Mr. Ruiz has served as Summit’s Vice President and Chief Accounting Officer since April 29, 2014. Prior to joining the Company, Mr. Ruiz served in senior executive roles for companies in a variety of industries, including real estate and technology. From April 2013 to April 2014, he served as a consulting chief financial officer for Bridgepoint Consulting, a financial consulting firm in Austin, Texas. From February 2011 to April 2013, Mr. Ruiz was the Senior Director of Global Corporate Accounting for Freescale Semiconductor, Inc. n/k/a NXP Semiconductors N.V (NASDAQ: NXPI), a global semiconductor manufacturer. From April 2008 to January 2011, Mr. Ruiz was the Chief Financial Officer at Sensortran, Inc. (now part of Halliburton, Inc. — NYSE: HAL), a fiber-optics based technology company in Austin, Texas. He began his career with Pricewaterhouse Coopers where he was an audit manager, providing audit and business advisory services to entrepreneurial, rapidly growing and Fortune 500 companies. Mr. Ruiz graduated with highest honors from the University of Texas at Austin with a Bachelor of Business Administration in Accounting and earned his MBA from Baylor University. He is a Certified Public Accountant.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP (“EY”) AS REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board selected the accounting firm of EY to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as the Company’s independent registered public accounting firm since March 25, 2013.

A representative of EY is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2016.

PROPOSAL 3.
ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this proxy statement. The Board intends to hold a non-binding, advisory vote on the compensation of our named executive officers each year.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 3:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Company’s primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders. As described in more detail under “Compensation Discussion and Analysis,” our compensation program for our senior executives is designed to achieve this objective by rewarding performance and encouraging actions that drive success in our business objectives.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4.
NON-BINDING STOCKHOLDER PROPOSAL FROM THE TEAMSTERS

Set forth in the italicized text below is a stockholder proposal (the “Teamsters’ Proposal”) that we received from The Teamster Affiliates Pension Plan (the “Teamsters”), 25 Louisiana Ave. N.W., Washington, D.C. 20001. The Teamsters advised us that it is the beneficial owner of 20,500 shares of our common stock, which constitutes approximately 0.02% of our outstanding common stock. The italicized text below contains the Teamsters’ Proposal and supporting statement as submitted to us by the Teamsters. The Teamsters bear sole responsibility for the contents of the Teamsters’ Proposal and the supporting statement. If the Teamsters’ Proposal is properly presented at the Annual Meeting or at any adjournment or postponement thereof, the Teamsters’ Proposal will be voted upon by our stockholders.

The affirmative vote of a majority of all the votes cast on the Teamsters’ Proposal at the Annual Meeting or any adjournment or postponement thereof is necessary for approval of the proposal. If approved, the Teamsters’ Proposal would be a non-binding recommendation to the Board. This means the Board will have discretion to determine whether and when to implement the Teamsters’ Proposal if such proposal is approved by our stockholders.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE TEAMSTERS’ PROPOSAL.

Teamsters’ Proposal (all in italics)

RESOLVED, that the shareholders of Summit Hotel Properties, Inc. (the “Company”), urge the Board to take all steps necessary under applicable law to cause the Company to opt out of Maryland’s Unsolicited Takeover Act (Title 3, Subtitle 8 of the Maryland General Corporation Law, the “Act”), and to require a majority vote of shareholders before opting back into the Act.

SUPPORTING STATEMENT:

This proposal urges the Board to initiate the actions required for the Company to opt out of provisions of Maryland’s Unsolicited Takeover Act (Title 3, Subtitle 8 of the Maryland General Corporation Law). The Act permits the Board, without shareholder approval, to implement various takeover defenses, such as, classifying the Board, expanding the size of the Board while filling new vacancies through the votes of directors only, and requiring a two-thirds vote for removal of a director.

The statute essentially acts as a poison pill; these defenses, if implemented by the Board, may adversely affect shareholder value by discouraging offers to acquire the Company that could be beneficial to shareholders.

Much of the research on such anti-takeover statutes indicates that they fail to protect shareholder interests. Critics argue that insofar as they protect managers from removal, they reduce incentives for managers to operate as profitably as possible.1 Research on such anti-takeover statutes suggests that they fail to protect shareholder interests; for example, Boulton (2010) reports evidence that firms incorporated in takeover-friendly states have higher Tobin’s Q values — the ratio between the Market value of a company divided by the replacement value of the firm’s assets — than firms incorporated in takeover-unfriendly states. Lower Q values imply that the stock is undervalued,2 suggesting that state-level anti-takeover statutes negatively impact firm value.3 Bertrand and Mullainathan (2003) found that the following passage of state anti-takeover statutes, protected firms saw return on capital fall by 1% while managerial wages rose 4%.4

Not opting out of the Act may adversely affect shareholder value by discouraging premium-rich offers to acquire the Company that could be beneficial to shareholders.

We urge shareholders to ask the Board to protect shareholder value by similarly opting out of the Unsolicited Takeover Act, and vote FOR this proposal.

Our Statement in Opposition to the Teamsters’ Proposal

The Board has carefully considered the Teamsters’ Proposal that the Board take all steps necessary to cause the Company to opt out of the Maryland Unsolicited Takeover Act (“MUTA”) and believes that it is not in the best interests of the Company or its stockholders to do so. In considering the Teamsters’ Proposal, the Board balanced the speculative concerns raised by the Teamsters against the benefits of maintaining flexible access to MUTA and protecting the interests of all stockholders. As explained below, the Board believes that stockholders should vote AGAINST the Teamsters’ Proposal.

Overview of MUTA

The Company is a Maryland corporation. MUTA permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, notwithstanding any contrary charter or bylaw provisions, to any or all of five provisions, which provide that:

•	The company’s board of directors will be divided into three classes. The Company’s Board is currently not classified;
•	The affirmative vote of two-thirds of all the votes entitled to be cast generally in the election of directors is required to remove a director. The Company is currently subject to this provision through its charter and/or bylaws;
•	The number of directors may be fixed only by vote of the board of directors. The Company is currently subject to this provision through its charter and/or bylaws
•	A vacancy on the board may be filled only by a majority of the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. The Company is currently subject to this provision through its charter; and
•	The request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders. The Company is currently subject to this provision through its charter and/or bylaws.

[1]	Booth, Richard A. “The Promise of State Takeover Statutes.” Michigan Law Review Vol. 86, No. 7 (Jun., 1988), pp. 1635-1702.
[2]	See http://www.investopedia.com/terms/q/qratio.asp
[3]	Boulton, Thomas, “Venture Capital and the incorporation decisions of IPO firms,” Journal of Economics and Business, Vol. 62, No. 6, 2010, p.2;
[4]	Bertrand, Marianne, and Sendhil Mullainathan, “Enjoying the quiet life? Corporate governance and managerial preferences,” Journal of Political Economy, 2003, 111(5), p. 1046. See also Subramanian, G, “The influence of antitakeover statutes on incorporation choice: Evidence on the “race” debate and antitakeover overreaching.” Penn Law Review, 2002, p. 1795.

The Company’s Status with Respect to MUTA and Governance Principles

The Board is not currently classified. The Company has elected by a specific provision in its charter to be subject to the provisions of MUTA relating to the filling of vacancies on the Board and the Company is subject to each of the other provisions of MUTA through charter and bylaw provisions. The Company is afforded the opportunity of operating under the safeguards of Maryland law and has determined it is in the best interests of stockholders and the Company to do so. The Board is committed to enhancing stockholder value and promoting sound governance principles through Company policies. We maintain several investor-friendly policies, including stock ownership guidelines, compensation clawback, anti-hedging and anti- pledging policies and employment agreements with non-compete provisions, a double trigger requirement for any severance payouts in connection with a change-in-control and no excise tax gross-up payments.

Applications of MUTA

MUTA, which has been Maryland law since 1999, was adopted by the Maryland legislature to provide an important set of tools for a board of directors to use to protect and enhance stockholder value by encouraging activist stockholders or others who may be seeking a coercive transaction to negotiate with the board, as the stockholders’ elected representatives. In this regard, the provisions of MUTA can be used to strengthen the Board’s ability to negotiate on behalf of all stockholders if an unsolicited takeover attempt should ever be made with respect to the Company.

The provisions of MUTA relate primarily to attempts to take control of a company by gaining control of the board, through a proxy contest or otherwise. In the face of unsolicited takeover attempts by certain third parties who can be focused on short-term financial gains, MUTA, specifically, the provisions permitting the Board to classify itself without stockholder approval and thus slow the pace of a potential acquirer by preventing it from replacing the entire Board in one election, can provide the Board with the time and flexibility necessary to evaluate the adequacy and fairness of a takeover proposal and consider alternatives for protecting and enhancing long-term stockholder value. Indeed, the stated purpose of MUTA is “to protect legitimate local interests against the abuses of hostile takeovers” by giving “a Maryland-based company the opportunity to have the time and flexibility it might need in responding to a hostile takeover attempt.” Time and flexibility may be particularly important in certain situations, such as following a steep decline in share price occasioned by circumstances outside the Company’s or the Board’s control (for example, a general market downturn, current market conditions affecting the entire U.S. lodging industry and lodging REITs in general, or an event that results in a share price that does not accurately reflect the intrinsic value of the Company).

The Teamsters’ Proposal would have stockholders vote to urge the Board to take all steps necessary to cause the Company to opt out of the important protections offered by MUTA and would require an affirmative majority vote of the Company’s stockholders before the Company could opt back in to MUTA. Hostile takeover attempts occur suddenly. Opportunistic acquirers move quickly and frequently use coercive tactics, which require the board of a target company to act quickly to defend the interests of the target company’s stockholders and maximize value for all of the company’s stockholders. Requiring the Board to obtain stockholder approval prior to utilizing the provisions of MUTA is not practical. Arranging a stockholder meeting is unlikely to be accomplished in the short period typically available for responding to an unsolicited takeover attempt. As a result, the Board’s ability to adopt certain takeover defenses and force a potential acquirer to negotiate with the Board to protect and enhance stockholder value would be severely limited.

The tools provided by MUTA, and in particular, the ability of a board to unilaterally classify itself, will not stop (nor should they stop) a fully financed premium bid for the Company, but it will prevent a sudden shift of parties who may have short-term goals such as a sale of the Company at a low price or on terms otherwise inconsistent with the best interests of the Company and all of its stockholders.

In conclusion, the Board has carefully considered the Teamsters’ Proposal that the Board take all steps necessary to cause the Company to opt out of MUTA and believes that it is not in the best interests of the Company or its stockholders to do so. The Board recommends that you vote AGAINST the Teamsters’ Proposal.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board of Directors Structure

•	All of our directors must be elected annually.
•	Our directors are subject to our director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.
•	A majority of our directors are independent, including our current Non-Executive Chairman of the Board.
•	All members of the three standing committees of the Board are independent.
•	Our independent directors meet regularly without the presence of any of our officers or employees.
•	Our independent directors designate an independent, non-employee director to serve as our Lead Director.

Stock Ownership Guidelines and Other Policies

•	We have adopted stock ownership guidelines that apply to certain key executive officers, including our President and Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer and our General Counsel and Chief Risk Officer.
•	We have adopted stock ownership guidelines that apply to all of our non-employee directors.
•	We have a policy that prohibits our directors and executive officers from entering into hedging or monetization transactions involving our securities.
•	We have adopted a compensation clawback policy that applies to our executive officers. The policy provides for recoupment of incentive compensation in certain circumstances.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. A current copy of the Corporate Governance Guidelines can be found under “Investor Relations — Corporate Overview — Governance Documents” on our website at www.shpreit.com.

Code of Business Conduct and Ethics

The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf. A current copy of the Code of Business Conduct and Ethics can be found under “Investor Relations — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Any waiver of the Code of Business Conduct and Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay and Mr. Storey have no material relationship with us or our subsidiaries and therefore, are independent under the applicable standards of the NYSE. As a result, a majority of our directors are independent. Mr. Hansen serves as an executive officer and is not considered independent under the applicable standards of the NYSE.

Committees of the Board

The Board has established three standing committees:

•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.

The members of these standing committees are appointed by and serve at the discretion of the Board. Current copies of the charters for each of these committees can be found under “Investor Relations — Corporate Overview — Governance Documents” on our website at www.shpreit.com.

Audit Committee

The members of the Audit Committee are Mr. Jones (Chairman), Dr. Hanson, Mr. Kay and Mr. Storey. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Hanson, Mr. Jones and Mr. Kay each is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering audit and non-audit fees and reviewing the adequacy of our internal accounting controls, our internal audit functions and Sarbanes-Oxley Act compliance. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate. Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee

The members of the Compensation Committee are Mr. Kay (Chairman), Dr. Hanson, Mr. Jones and Mr. Storey. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as an “outside director” as such term is defined under Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters. The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers, administration and recommendations to the Board regarding our compensation and long-term incentive plans and production of the annual reports on executive compensation for inclusion in our proxy statements. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan as Amended and Restated (“Equity Incentive Plan”).

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Hanson (Chairman), Mr. Jones, Mr. Kay and Mr. Storey. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our code of business conduct and ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related party transaction policy; periodically evaluating the appropriate size and composition of the Board, and recommending, as appropriate, increases, decreases and changes in the composition of the Board; and formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders. In addition, this committee annually facilitates the assessment of each Committee and the Board’s performance as a whole and of the individual directors and reports thereon to the Board.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in our best interest. Currently, the Board believes that it is in our best interest to split these positions. Mr. Storey is currently the Non-Executive Chairman of the Board and assumed the role effective July 30, 2015, upon the resignation of former Executive Chairman Kerry W. Boekelheide.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors designate an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Dr. Hanson was appointed Lead Director on June 15, 2015.

Risk Management Oversight

The Board is actively involved in the oversight of risks that could affect our company. This oversight is conducted primarily through the Audit Committee but also through the other committees of the Board, as appropriate. The Board and its committees satisfy this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company.

Meetings and Attendance

In 2015, the Board met four times in person and nine times telephonically, the Audit Committee met four times in person and five times telephonically, the Compensation Committee met four times in person and six times telephonically and the Nominating and Corporate Governance Committee met four times in person and two times telephonically. Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2015.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of the Board and following regularly scheduled meetings of the three standing committees. The independent, non-employee directors met in executive session following regularly scheduled meetings in 2015. The Non-Executive Chairman of the Board or the Lead Director presided over the executive sessions of the Board and the respective Chairman of each committee presided over each such committee’s executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors who are up for election at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from the directors, stockholders, management and others.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including:

•	whether the individual meets the requirements for independence;
•	the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s business environment;
•	the individual’s understanding of the Company’s businesses and markets;
•	the individual’s professional expertise and educational background; and
•	other factors that promote diversity of views and experience.

The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee considers a broad range of factors when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

For purposes of the 2017 annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director.

Policy on Voting Regarding Directors

The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why stockholders cast “withheld” votes for the director, (ii) the qualifications of the director and (iii) whether the director’s resignation from the Board would be in our best interest and the best interests of our stockholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any director who offers to resign as provided above will not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board. The Board will determine the treatment of any compensation due or payable to the resigning director.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations, the remaining independent directors will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers.

We will publicly disclose in a Current Report on Form 8-K filed with the SEC the Board’s decision, an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer.

Stock Ownership Guidelines

Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.

For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP, that are redeemable for shares of our common stock (the “Operating Partnership”), whether held directly or indirectly or by or for the benefit of immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or unexercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.

The Board reviews the minimum equity holdings guidelines for executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.

Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then current base salary. The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year. The executive officers named in the table below will have until January 1, 2018 to comply with the stock ownership guidelines. The equity ownership requirement for our key executive officers is as follows:

Executive Officer	Multiple of Base Salary
Daniel P. Hansen, President and Chief Executive Officer	6x
Greg A. Dowell, EVP & Chief Financial Officer	2x
Craig J. Aniszewski, EVP & Chief Operating Officer	2x
Christopher Eng, EVP & Chief Risk Officer	1x

Each non-employee director will be required to hold a number of shares of Company common stock equal to $250,000. The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the ten trading day trailing VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year. Until such time as the required ownership level is achieved, each non-employee director is required to retain at least fifty percent (50%) of the net after-tax profit shares from vesting of equity awards. The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us and the Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or the Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or the Operating Partnership in a margin account or pledging these securities as collateral for a loan. An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or the Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any permitted pledge of securities must be pre-approved by the Company’s General Counsel.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy that contains terms to ensure that executives are not unduly enriched in the event of a financial restatement. If the Company is required to restate its audited, consolidated financial results due to material non-compliance with financial requirements under securities laws as a result of intentional misconduct, fraud or gross negligence, each executive that is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for the after tax value of the incentive compensation that would not have been earned if the restated financial information had been reported initially. In addition, the Board may withhold from executives not directly responsible for the intentional misconduct, fraud or gross negligence, future awards with equivalent value to that of the after tax value of the awards initially made to such executive on the basis of the restated financial results, but only to the extent such awards were made within the preceding twenty-four months.

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board, including any non-employee director or the non-employee directors as a group, or any individual director or directors, may do so by writing to the Chair of the Nominating and Corporate Governance Committee, Board of Directors of Summit Hotel Properties, Inc., 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738. The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Chair of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We expect each of our directors to attend the Annual Meeting of Stockholders unless doing so would be impracticable due to unavoidable conflicts. In 2015, all of our directors attended our Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

Currently, the Compensation Committee consists of Dr. Hanson, Mr. Jones, Mr. Kay and Mr. Storey. None of the members are or have been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

DIRECTOR COMPENSATION

Directors who are our employees (Mr. Hansen) do not receive compensation for their services as directors. For 2015, our non-employee director compensation program consisted of the following:

•	Annual Cash Retainer. We paid an annual cash retainer of $50,000 to each non-employee director.
•	Lead Director Fee. For 2015, we paid our Lead Director a $30,000 Lead Director fee.
•	Additional Committee Membership Fee. We paid an additional committee membership fee to the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, with each member of the Audit Committee being paid $12,500, each member of the Compensation Committee being paid $10,000 and each member of the Nominating and Corporate Governance Committee being paid $7,500. The chairperson of each respective Committee is not paid an additional committee membership fee.
•	Additional Committee Chairperson Fee. We paid the chairperson of the Audit Committee, the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee an additional committee chairperson fee, with the chairperson of the Audit Committee in 2015 being paid $25,000, the chairperson of the Compensation Committee in 2015 being paid $20,000 and the chairperson of the Nominating and Corporate Governance Committee in 2015 being paid $15,000.
•	Annual Equity Award. Following the 2015 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 7,610 shares of our common stock with an aggregate value of approximately $100,000 (the number of shares awarded to each non-employee director was determined by dividing $100,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date). These shares were granted on June 16, 2015 pursuant to our Equity Incentive Plan and were fully vested on the grant date.
•	Election to Receive Stock in Lieu of Cash Fees. Non-employee directors have the option to elect to receive all or any part of the cash fees we are required to pay them in fully vested shares of our common stock issued under our Equity Incentive Plan or another stockholder-approved plan, based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date. In 2015, Mr. Storey was entitled to a total of $81,250 in cash fees for his services as a director. Mr. Storey elected to receive these fees in shares of our common stock in lieu of cash. Accordingly, we issued an aggregate of 6,246 shares of our common stock to Mr. Storey.

Based on the recommendation of Frederic W. Cook & Co, Inc., the Compensation Committee’s independent compensation consultant, the Compensation Committee recommended and the Board approved the changes to our non-employee director compensation program for 2016.

•	For 2016, our Lead Director fee will be reduced to $20,000 and our Non-Executive Chairman of the Board will receive a Non-Executive Chairman fee of $20,000; and
•	Our stock ownership requirement for non-employee directors was increased to five (5) times the annual cash retainer, and until directors achieve the required ownership level, they must retain at least fifty percent (50%) of the net after-tax profit shares from vesting of equity awards.

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance at in-person board and committee meetings. Non-employee directors do not receive any meeting fees for attending meetings of the Board or its committees. The table below summarizes the compensation paid by us to our non-employee directors for 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bjorn R. L. Hanson	109,375	98,169	207,544
Thomas W. Storey	(2)	178,335	178,335
Jeffrey W. Jones	90,539	98,169	188,708
Kenneth J. Kay	89,420	98,169	187,589

(1)	The amount in the “Stock Awards” column reflects the aggregate grant date fair value, which has been calculated in accordance with Accounting Standards Codification (“ASC”) 718, compensation of the stock awards granted to each of our non-employee directors in 2015. These stock awards are described in the table appearing below:

Grant Date	Grantee	Number of Shares (#)	Aggregate Grant Date Fair Value ($)	Reason for Grant
April 1, 2015	Thomas W. Storey	1,390	19,530	Election to receive stock in lieu of cash director fees
June 16, 2015	Bjorn R. L. Hanson	7,610	98,169	Annual equity award
June 16, 2015	Thomas W. Storey	7,610	98,169	Annual equity award
June 16, 2015	Jeffrey W. Jones	7,610	98,169	Annual equity award
June 16, 2015	Kenneth J. Kay	7,610	98,169	Annual equity award
June 16, 2015	Thomas W. Storey	1,665	21,479	Election to receive stock in lieu of cash director fees
September 10, 2015	Thomas W. Storey	1,661	20,032	Election to receive stock in lieu of cash director fees
December 3, 2015	Thomas W. Storey	1,530	19,125	Election to receive stock in lieu of cash director fees

All shares of common stock granted to our non-employee directors in 2015 were fully vested on the grant date and were issued pursuant to our Equity Incentive Plan. The aggregate grant date fair value of the stock awards has been calculated based on the market value of our common stock on the date of grant.

(2)	Mr. Storey was entitled to receive an aggregate of $81,250 in director fees in 2015. However, Mr. Storey elected to receive these fees in shares of our common stock in lieu of cash as indicated in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program, how it is designed to support our business objectives, and the compensation decisions the Compensation Committee made under the program for our “named executive officers,” who for 2015 were as follows:

Name	Title
Kerry W. Boekelheide	Executive Chairman of the Board, who resigned on July 30, 2015
Daniel P. Hansen	President and Chief Executive Officer
Craig J. Aniszewski	Executive Vice President and Chief Operating Officer
Greg A. Dowell	Executive Vice President and Chief Financial Officer
Christopher R. Eng	Senior Vice President, General Counsel and Chief Risk Officer(1)
Paul Ruiz	Vice President and Chief Accounting Officer

(1)	Mr. Eng was promoted to Executive Vice President, General Counsel and Chief Risk Officer on March 8, 2016.

2015 Company Highlights

The overall performance of our portfolio of premium select-service hotels was strong in 2015, with growth in all key financial metrics and continuation of our track record of outperformance versus market indices. In each of the last four years, our portfolio has outperformed the Smith Travel Research upscale revenue per available room (“RevPAR”) growth rate by an average of nearly 200 basis points. This track record of outperformance demonstrates our ability to actively manage the portfolio and drive shareholder value. Notable accomplishments in 2015 include:

•	Same-store RevPAR increased by 8.2% as compared to 2014.
•	Adjusted funds from operations (“AFFO”) for the full year were $108.6 million or $1.25 per share as compared to our AFFO target of $1.09 per share and representing a 28% increase over 2014 actual AFFO per share. A reconciliation of funds from operations (“FFO”) and AFFO to our GAAP net income for the year ended December 31, 2015 is included in our Annual Report on Form 10K filed on February 24, 2016 with the SEC (“Annual Report”).
•	Adjusted earnings before income taxes, depreciation and amortization (“Adjusted EBITDA”) increased to $153.6 million from $127.9 million in 2014, an increase of 20%. A reconciliation of earnings before income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA to our net income in accordance with Generally Accepted Accounting Principles (“GAAP”) for the year ended December 31, 2015 is included in our Annual Report.
•	In accordance with our strategic business plan to create long-term stockholder value, we acquired seven hotels containing 1,042 guestrooms, for a total purchase price of $237.8 million and we disposed of ten hotels containing 1,090 guestrooms, for a total sales price of $150.1 million.

2015 Compensation Highlights

Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;
•	to create proper incentives for our executive team to achieve corporate and individual performance objectives and maximize long-term stockholder value; and
•	to comply with sound corporate governance practices.

Our executive compensation program consists of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants. The following chart summarizes, for each of these components, the objectives and key features and the compensation decisions made by the Committee for our named executive officers for 2015:

Compensation Component	Description and Objectives	2015 Highlights
Base Salary	Fixed cash compensation set at a level reflective of each executive’s performance, market conditions, and competitive rates	The Compensation Committee increased base salaries of each of the named executive officers in 2015 to bring them closer to market-competitive levels.
Annual Cash Incentive Compensation	Performance-based cash incentive that rewards achievement of annual company-specific and individual performance objectives.	2015 annual cash incentives were tied to AFFO per share, RevPAR growth and acquisition volume, as well as individual performance goals.
Earned awards for 2015 were paid at the maximum level, reflecting company and individual performance that exceeded the maximum goals.
Long-Term Equity Incentives	Equity incentives that align executive compensation with total stockholder return over multi-year performance and vesting periods and encourage the retention of key talent.	In 2015, 60 percent of each executive’s long-term equity award was in the form of performance-based stock awards that may be earned from 0 to 200% of the target number of shares based on our relative total stockholder return (TSR) percentile rank versus the companies in the SNL US Hotel REIT Index (“REIT Index”) over a three-year performance period. The remaining 40 percent of each executive’s long-term equity award was in the form of time-based stock awards, vesting 25%, 25% and 50% on the one-year, two-year, and three-year anniversaries, respectively, of the grant date.
Because our 2015 TSR as well as our cumulative TSR for 2013 – 2015 exceeded the REIT Index, certain tranches of previously granted performance-based restricted stock awards were earned. See Footnote 4 under “— Discussion of Summary Compensation and Grants of Plan-Based Award Tables”.

Corporate Governance Highlights

We maintain several investor-friendly compensation policies, including stock ownership guidelines, compensation clawback, and anti-hedging and anti-pledging policies (refer to “— Corporate Governance Principles and Board Matters” for more detail on these policies). In addition, our employment agreements with executive officers have non-compete provisions, require a double trigger for any severance payouts in connection with a change-in-control and do not provide excise tax gross-up payments.

Stockholder Say-on-Pay Votes

At our 2015 annual meeting of stockholders, our stockholders had the opportunity to cast an annual advisory vote on executive compensation. Approximately 95% of the votes cast on this “2015 say-on-pay vote” were voted in favor of the proposal. We believe that the overwhelming support of our stockholders for the 2015 say-on-pay vote proposal indicates that our stockholders are supportive of our approach to executive compensation.

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to promote the following objectives:

•	align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;
•	motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives and for exceptional performance;
•	assist in attracting and retaining talented and well-qualified executives;
•	be competitive with other lodging real estate investment trusts; and
•	encourage executives to achieve meaningful levels of ownership of our stock.

Role of the Compensation Committee and Management

The Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions. The Compensation Committee’s primary responsibilities with respect to determining executive compensation are:

•	setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our Equity Incentive Plan;
•	verifying that performance targets used for any performance-based equity and non-equity compensation plans have been met before payment of any executive bonus or compensation and exercising discretion to ensure that our executives are compensated fairly and in line with our financial and non-financial performance;
•	approving all amendments to, and terminations of, all compensation plans and any awards under such plans;
•	granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers;
•	approving which executive officers and other employees receive awards under our equity and incentive compensation plans, including the Equity Incentive Plan;
•	reviewing and approving annually the base salaries of our executive officers; and
•	conducting an annual review of all compensation plans in which our executive officers participate and employment agreements between us and our executive officers.

The Compensation Committee reviews and considers the recommendations of Mr. Hansen, our President and Chief Executive Officer, with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee makes all compensation decisions with regard to our named executive officers. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Hansen with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Role of the Compensation Consultant

For the development of our 2015 compensation program, the Compensation Committee retained FTI Consulting, Inc. (“FTI Consulting”) as its independent compensation consultant to review the appropriate compensation for our named executive officers as compared to other real estate companies, including our 2015 peer group, which is discussed below. FTI Consulting provided the Compensation Committee with advisory services only with respect to executive compensation and worked with management only at the request and under the direction of the Compensation Committee. In setting executive compensation for 2015, the Compensation Committee instructed FTI Consulting to review the compensation components for the prior year’s program, advise the Compensation Committee on the appropriateness of the components of the prior year’s program and recommend changes for 2015. FTI Consulting met regularly with the Compensation Committee and provided the Compensation Committee with executive compensation studies and independent analysis regarding executive compensation trends. On March 3, 2015, the Compensation Committee, based on the recommendations of FTI Consulting, established the terms of our 2015 executive compensation program. See “— Elements of 2015 Executive Compensation Program” below.

Peer Group Information

In general, the Compensation Committee uses comparative data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. During 2015, the Compensation Committee reviewed peer group data to assist in its determination regarding compensation for our named executive officers.

In 2015, the Compensation Committee, with the help of FTI Consulting, determined the composition and the criteria and data used in compiling our peer group list. The 2015 executive compensation peer group consisted of 12 public REITs that primarily invest in hotels and five other public REITs outside of the hotel sector that are comparable in terms of market capitalization size and executive team members that the Compensation Committee and FTI Consulting considered to be the most relevant peers. For purposes of making executive compensation decisions for 2015, our peer group consisted of the following companies:

Ashford Hospitality Trust, Inc.	Hudson Pacific Properties, Inc.
Campus Crest Communities, Inc.	LaSalle Hotel Properties
Chatham Lodging Trust	Pebblebrook Hotel Trust
Chesapeake Lodging Trust	RLJ Lodging Trust
Diamondrock Hospitality Company	Ryman Hospitality Properties, Inc.
Excel Trust, Inc.	STAG Industrial, Inc.
FelCor Lodging Trust Incorporated	Strategic Hotels & Resorts, Inc.
Hersha Hospitality Trust	Sunstone Hotel Investors, Inc.
Terreno Realty Corporation

In addition to the peer group listed above, due to the limited number of REITs with an executive chairman who does not also serve as the chief executive officer, a supplemental peer group was created for the sole purpose of determining Mr. Boekelheide’s compensation and included the following companies: Ashford Hospitality Trust, Inc.; CBL & Associates Properties, Inc.; DCT Industrial Trust, Inc.; Getty Realty Corporation; Hersha Hospitality Trust; Lexington Realty Trust; Pennsylvania Real Estate Investment Trust; Retail Opportunity Investments Corp.; RLJ Lodging Trust; and Weingarten Realty Investors.

Elements of 2015 Executive Compensation

2015 Annual Base Salary.  Base salaries are designed to provide a fixed level of compensation that serves as a retention tool. Base salaries are reviewed annually by the Compensation Committee and are subject to annual increases at the discretion of the Compensation Committee. In determining base salary increases for 2015, the Compensation Committee considered each executive officer’s individual performance and corporate performance, as well as our company’s overall performance, market conditions and competitive salary information for the peer group described above. For 2015, base salaries approved by the Compensation Committee to be paid to our named executive officers on an annual basis are outlined below. Adjustments were made to each executive’s base salary to be further aligned with peer group levels.

Named Executive Officer	2015 Base Salary	2014 Base Salary	Percentage Increase
Kerry W. Boekelheide*	$443,000	$436,000	1.6%
Daniel P. Hansen	$575,000	$450,000	27.8%
Craig J. Aniszewski	$375,000	$350,000	7.1%
Greg A. Dowell	$360,000	$350,000	2.9%
Christopher R. Eng	$260,000	$250,000	4.0%
Paul Ruiz	$260,000	$225,000	15.6%

*	Mr. Boekelheide resigned from the Company on July 30, 2015 and entered into a Severance and Release Agreement. The severance and release agreement between us and Mr. Boekelheide is described under the heading “— Severance and Release Agreement with Mr. Boekelheide”.

2015 Incentive Awards (Cash Bonuses).  Our 2015 annual incentive program was designed to provide the named executive officers (other than Mr. Ruiz) an opportunity to earn cash compensation based on the achievement of company-specific performance goals and the executive’s achievement of individual performance goals. On March 3, 2015, the Company entered into incentive award agreements with Mr. Hansen, Mr. Dowell, Mr. Aniszewski and Mr. Eng setting forth the terms and conditions of the incentive awards. On April 24, 2015, the Company entered into an incentive award agreement with Mr. Boekelheide setting forth the terms and conditions of the incentive award.

The majority of each executive’s 2015 annual incentive was tied to corporate performance objectives (“Corporate Performance Component”). Each executive also had the opportunity to earn an additional 25% of his maximum annual incentive opportunity for the achievement of individual performance objectives (the “Individual Performance Component”). The following table summarizes each named executive officer’s annual incentive opportunity for 2015.

	Annual Incentive Opportunity (% of Base Salary)			Annual Incentive Opportunity (% of Base Salary)
	Corporate Performance Component			Individual Performance Component
Executive	Threshold	Target	Maximum	Maximum
Kerry W. Boekelheide*	75%	125%	175%	43.75%
Daniel P. Hansen	100%	150%	200%	50%
Craig J. Aniszewski	50%	75%	100%	25%
Greg A. Dowell	50%	75%	100%	25%
Christopher R. Eng	35%	55%	75%	18.75%

*	Mr. Boekelheide resigned from the Company on July 30, 2015 and entered into a Severance and Release Agreement. The severance and release agreement between us and Mr. Boekelheide is described under the heading “— Severance and Release Agreement with Mr. Boekelheide”.

The Corporate Performance Component of the overall annual incentive award for each executive officer in 2015 was based on three measures designed to best support the Company’s short term objectives. The three performance measures, their weightings and range of goals, as well as our actual performance in 2015, are summarized in the following table:

Corporate Performance Measure	Weight	Threshold	Target	Maximum	Actual
2015 AFFO per share	60%	$1.03	$1.09	$1.15	$1.25
2015 RevPAR Growth	30%	5%	6.5%	8%	8.20%
2015 Acquisitions Volume	10%	$75 million	$125 million	$175 million	$237.8 million

For purposes of the 2015 annual incentive program AFFO was calculated as our net income or loss as set forth in our audited consolidated financial statements for the year ending December 31, 2015, excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise royalty fees), as further adjusted to exclude hotel transaction and pursuit costs and such other items, including nonrecurring expenses, as the Compensation Committee determined appropriate and consistent with the purpose and intent of the incentive awards. A reconciliation of AFFO to our GAAP net income for the year ended December 31, 2015 is set for in Annual Report. The 2015 RevPAR component was calculated as a year over year comparison of RevPAR growth for our same store hotels (hotels owned for the entire year ended December 31, 2014 and the entire year ending December 31, 2015, excluding assets held for sale). Acquisitions were calculated as the total combined gross purchase price of hotels acquired in 2015.

For the 2015 Individual Performance Component of the annual incentive program, the Compensation Committee established individual performance metrics for the named executive officers in the first quarter of 2015. Objectives were personal to each executive and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. A summary of each executive’s objectives are as follows:

•	Mr. Boekelheide’s objectives primarily involved increasing same store gross operating profit (“GOP”) margin and providing guidance on the Company’s strategic planning process;
•	Mr. Hansen’s objectives primarily involved increasing Company EBITDA margin and creation of a portfolio value creation initiative to build long-term stockholder value;
•	Mr. Aniszewski’s objectives primarily involved growing RevPAR at a minimum of 6.5% or maintaining a RevPAR index of 110% for same store hotels, increasing GOP margin and achieving targeted revenue flow through to gross profit;
•	Mr. Dowell’s objectives primarily involved increasing Company EBITDA margin, integrating a new corporate accounting software and creating and implementing formal processes for IT efficiencies; and
•	Mr. Eng’s objectives primarily involved identifying top five corporate risks and formalizing plans to improve mitigation and maintenance and testing of the Company’s crisis management plan.

In determining whether the 2015 Individual Performance Component was earned, the Compensation Committee did not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of the Company’s strategic goals. No executive officer was guaranteed an award under the 2015 Individual Component and, if performance was unsatisfactory, no amounts would be paid under the component.

Based on our maximum performance on the measures for the Corporate Performance Component and the Committee’s determination that each executive achieved his respective individual performance goals for the Individual Performance Component, each executive, except Mr. Boekelheide, earned the maximum bonus for 2015, which is reflected in the Non-Equity Incentive Compensation Awards column of the Summary Compensation Table. As a result of Mr. Boekelheide’s resignation, he did not receive compensation under the 2015 annual incentive program.

In February 2016, the Compensation Committee approved and we paid a discretionary cash bonus to Mr. Ruiz in the amount of $195,000 for services provided in 2015. The amount paid was based on corporate performance in 2015 and also on Mr. Ruiz’s individual contributions made to the Company in 2015.

2015 Long-Term Equity Incentives

Long-term equity incentives granted in 2015 consisted of a combination of performance-based and time-based stock awards. The Committee determined a target total long-term incentive grant value for each named executive officer. For all executives other than Messrs. Boekelheide and Ruiz, awards were granted 60% in the form of performance-based stock and 40% in the form of time-based stock. For Messrs. Boekelheide and Ruiz, awards consisted 100% of time-based stock.

Executive	Performance- Based Stock Target Value	Time-Based Stock Value		Total LTI Grant Value at Target
Kerry W. Boekelheide	$0	$225,000		$225,000
Daniel P. Hansen	$1,200,000	$800,000		$2,000,000
Craig J. Aniszewski	$400,000	$275,000		$675,000
Greg A. Dowell	$375,000	$250,000		$625,000
Christopher R. Eng	$100,000	$65,000		$165,000
Paul Ruiz	$0	$500,000	(1)	$500,000

(1)	One-time retention award granted to Mr. Ruiz.

The Compensation Committee granted these stock awards under the Company’s Equity Incentive Plan. The number of shares granted was based on the VWAP of our common stock for the ten trading days preceding the grant date ($13.43 for the March 3, 2015 grants and $13.29 for Mr. Boekelheide’s April 24, 2015 grant). Note that the grant-date fair value, as reported in the Summary Compensation table and the Grants of Plan-Based Awards table, differ from the values shown in the table above because the grant-date fair value of the performance-based awards is based on a Monte Carlo value and the grant-date fair value of the time-based awards is based on the closing share price on the grant date.

Performance-Based Stock Awards

Sixty-percent of each executive’s total long-term equity incentive was granted in the form of performance-based shares tied to the Company’s relative TSR versus the companies in the REIT Index. The number of shares that may be earned can range from 0 to 200% of the target shares granted, based on our relative TSR percentile rank over the three-year performance period starting January 1, 2015 and ending December 31, 2017, according to the following table:

Company 3-Year TSR Percentile Rank vs. REIT Index Companies	Percent of Target Shares Earned
<30th Percentile	0%
30th Percentile	25%
55th Percentile	100%
>= 80th Percentile	200%

The number of shares earned will be linearly interpolated for performance between the 30th and 55th percentile and for performance between the 55th and 80th percentile. In addition, if the Company’s absolute TSR is equal to or greater than 8.5% per year (or 25.5% cumulative over the Performance Period), at least 25% of the performance-based shares will be earned.

The Company has entered into stock award agreements with the above-named executive officers, effective as of March 3, 2015, setting forth the terms and conditions of the performance-based stock awards. Except as described below, no performance-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until January 1, 2018. On and after the date of the grant and prior to forfeiture of any of the performance-based shares, the executives will have the right to vote the shares that have been issued (i.e., the target number). Cash dividends on the performance-based shares will be accumulated and will only be paid to the executives to the extent the underlying performance-based share is earned.

If a “change in control” (as defined in the Company’s Equity Incentive Plan), occurs prior to the conclusion of the Performance Period, the performance-based shares will be earned based on the Company’s relative or absolute TSR performance up to the date of the change in control, and any earned shares will be fully vested. Under these circumstances, the executives will be entitled to receive any dividend equivalent payments to which they are entitled under the terms of the stock award agreements.

If an executive’s employment is terminated on account of death or disability, termination without cause or voluntary termination for good reason, the performance-based shares may be earned contingent upon the attainment of the relative or absolute TSR performance hurdles at the end of the Performance Period. However, the number of performance-based shares earned by the executive and the amount of any dividend equivalent payments to which the executive is entitled pursuant to the terms of the stock award agreement will be reduced pro rata based on the amount of time the executive was employed by the Company during the Performance Period.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated based on the ten-day volume weighted average price of the Company’s common stock ending on, and including, December 31, 2017, minus $12.44 (the closing sale price of the Company’s common stock on December 31, 2014), plus any dividends paid on the Company’s common stock during the Performance Period, all divided by $12.44.

Time-Based Stock Awards.

Forty percent of each executive’s total long-term equity incentive was granted in the form of time-based shares granted under the Company’s Equity Incentive Plan. The Company entered into stock award agreements with the executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements for Messrs. Hansen, Dowell, Aniszewski and Eng provide for vesting over a three-year period as follows: 25% of shares will vest on March 9, 2016; 25% of the shares will vest on March 9, 2017; and 50% of the shares will vest on March 9, 2018. The stock award agreement for Mr. Ruiz provides for full vesting of all of the shares on March 9, 2018 as the grant was a retention award. The stock award agreement for Mr. Boekelheide provided for vesting over a three-year period as follows: 33% of shares would have vested on April 24, 2016; 33% of the shares would have vest on April 24, 2017; and 33% of the shares would have vested on April 24, 2018. See “— Severance and Release Agreement with Mr. Boekelheide”.

Except as described below, no time-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date. However, all of the time-based shares (if not sooner vested) will vest on a “control change date” (as defined in the Equity Incentive Plan) if the executive remains in the continuous employ of the Company from the date of grant until the control change date. In addition, all of the time-based shares (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or disability or if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Any time-based shares that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates. On and after the date of grant and prior to forfeiture of any time-based shares, the executive will have the right to vote the time-based shares and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

Elements of 2016 Executive Compensation Program

In the fourth quarter of 2015, the Compensation Committee retained Frederic W. Cook & Co, Inc. (“FW Cook”) to provide the Compensation Committee with advisory services with respect to executive and Board compensation. FW Cook worked with management only at the request and under the direction of the Compensation Committee. FW Cook conducted a comprehensive review of the compensation components of the 2015 executive compensation programs and made recommendations for changes to better support our business objectives. Based on FW Cook’s advice, as well as other factors, the Compensation Committee approved the elements of the 2016 program for Messrs. Hansen, Aniszewski, Dowell, Eng and Ruiz as outlined below:

2016 Annual Base Salary.  For 2016, the Compensation Committee approved increases to base salaries to bring them closer to competitive median levels. 2016 annual base salaries for the Company’s executive officers are as follows:

Named Executive Officer	2016 Base Salary
Daniel P. Hansen	$700,000
Craig J. Aniszewski	$430,000
Greg A. Dowell	$375,000
Christopher R. Eng	$300,000
Paul Ruiz	$275,000

2016 Incentive Awards (Cash Bonuses).  Our 2016 annual incentive program is generally consistent with the 2015 program, with the exception of the following changes.

•	Instead of having a separate individual performance component as a percent of salary, bonuses are based on a total opportunity, and individual performance is a component (weighted 20%) of the total.
•	The range of bonus opportunity was widened so that the threshold payout is lower and the maximum payout is higher than the opportunity in 2015. The Compensation Committee has calibrated the corresponding performance goals in a manner they deem appropriate for this wider range of payout opportunity.
•	Target bonuses as percentages of base salary are generally similar to the total target opportunity (combined corporate and individual component targets), except Mr. Hansen’s target bonus percentage was reduced to bring the mix between base salary and target bonus more in line with peer company practices, and Mr. Eng’s target bonus was increased to bring his target cash compensation opportunity closer to market median levels.

	Annual Incentive Opportunity (% of Base Salary)
Executive	Threshold	Target	Maximum
Daniel P. Hansen	75%	150%	300%
Craig J. Aniszewski	50%	100%	200%
Greg A. Dowell	50%	100%	200%
Christopher R. Eng	50%	100%	200%
Paul Ruiz	35%	70%	140%

For 2016, the goals established by the Compensation Committee for the annual incentive program relate to:

•	Budgeted amounts of AFFO per share (weighted as 60% of total);
•	Budgeted amounts of same store RevPAR growth (weighted as 20% of total); and
•	Individual performance and contribution to the Company in 2016 (weighted as 20% of total).

AFFO per share will be calculated as the Company’s net income or loss as set forth in its audited consolidated financial statements for the year ending December 31, 2016, excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise application fees), as further adjusted to exclude hotel transaction and pursuit costs, equity based compensation, debt transaction costs, gain (or loss) on derivative instruments and such other items, including nonrecurring expenses, as the Compensation Committee determines is appropriate and consistent with the purpose and intent of the incentive awards. . If any transactions occur, the effect of the transactions on actual 2016 AFFO per share will be evaluated by the Compensation Committee, and in the

Compensation Committee’s discretion, an appropriate adjustment may be made to the threshold, target and maximum levels of budgeted AFFO per share to give effect of those transactions. Same-store RevPAR growth will be calculated as a year over year comparison of RevPAR growth for the Company’s hotels owned for the entire year ended December 31, 2015 and the entire year ending December 31, 2016. Individual Performance goals have been established with respect to each executive officer’s individual performance and contribution to the Company in 2016.

No amount will be paid under the AFFO Component, the RevPAR Component or the Individual Performance Component if the threshold level of performance is not achieved. No additional amounts will be paid under the AFFO Component, the RevPAR Component or the Individual Performance Component if actual performance exceeds the maximum level of performance established by the Compensation Committee.

2016 Long-Term Equity Incentives

The Committee approved the following target total long-term incentive grant values for each executive, awarded 60% in the form of performance-based stock and 40% in the form of time-based stock:

Executive	Performance- Based Stock Target Value	Time-Based Stock Value	Total LTI Grant Value at Target
Daniel P. Hansen	$1,440,000	$960,000	$2,400,000
Craig J. Aniszewski	$600,000	$400,000	$1,000,000
Greg A. Dowell	$450,000	$300,000	$750,000
Christopher R. Eng	$180,000	$120,000	$300,000
Paul Ruiz	$120,000	$80,000	$200,000

The Compensation Committee granted these stock awards under the Company’s Equity Incentive Plan. The number of shares granted was based on the VWAP of our common stock for the ten trading days preceding the March 8, 2016 grant date of $10.96.

The terms of the 2016 performance-based awards are generally the same as the terms of the 2015 awards, with the following exceptions:

•	The three-year Performance Period for the 2016 performance-based awards runs from March 8, 2016 through March 8, 2019 (instead of starting on January 1 of the fiscal year of grant)
•	Relative TSR will still be compared to the constituents of the SNL Hotel REIT Index, except a company will be excluded from the comparison group if:
•	Its market capitalization on the first day of the Performance Period is less than $100 million
•	During the Performance Period, the company makes a public disclosure of its intent or agreement to enter into a merger or sale with another company
•	It is not listed on a securities exchange for the entire Performance Period; provided, however, that a company that becomes subject to a proceeding as a debtor under the U.S. Bankruptcy Code during the Performance Period will be included and its TSR for the Performance Period shall be negative one hundred percent (-100%)
•	In the event of a change in control during the performance period, the number of performance-based shares earned, if any, will be based on relative TSR through the date of the change of control, but such shares will continue to be subject to the executive’s continued employment through March 8, 2019. Vesting of these shares will accelerate if either a) the surviving or successor entity in the change in control does not assume or replace the shares with a comparable grant covering common stock of the surviving or successor entity or b) in the event of the executive’s death, disability, termination without cause or voluntary termination for good reason l.

The terms of the 2016 time-based awards are substantially the same as for the 2015 time-based awards, except in the event of a change in control during the vesting period, vesting of unvested shares will only accelerate if either a) the surviving or successor entity in the change in control does not assume or replace the shares with a comparable grant covering common stock of the surviving or successor entity, or b) in the event of the executive’s death, disability, termination without cause or voluntary termination for good reason.

Other Benefits; 401(k) Plan

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s base salary and 50.0% of each eligible participant’s contributions up to an additional 2% of the participant’s base salary. In 2015, Messrs. Hansen, Aniszewski, Eng and Ruiz each received $10,600 in matching contributions and Mr. Dowell received $8,129. In addition, we reserve the right to make additional discretionary profit sharing contributions on behalf of eligible participants. Based on Company performance in 2015, Messrs. Hansen, Aniszewski, Dowell, Eng and Ruiz each received $5,904 in discretionary profit sharing contributions pursuant to the terms of our 401(k) plan. The amounts were deposited into the executives’ 401(k) accounts in March 2016.

Employment Agreements

To specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board has approved and we have entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity. The employment agreements are described in more detail under “— Employment Agreements,” and “— Potential Payments Upon Termination or Change in Control” below.

Severance and Release Agreement with Mr. Boekelheide

On July 30, 2015, in connection with Mr. Boekelheide’s resignation, the Company entered into a severance and release agreement with Mr. Boekelheide (the “Agreement”). The Agreement provided for a severance payment to Mr. Boekelheide in the gross amount of $1,950,000, and accelerated vesting of all previously awarded restricted shares of common stock and options.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of incentive compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation. The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Equity Incentive Plan will be accounted for under ASC 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Stock Ownership Guidelines for Executive Officers

We have adopted stock ownership guidelines for our executive officers, including our named executive officers. For more information, please see “Corporate Governance Matters — Stock Ownership Guidelines.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2015.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kerry W. Boekelheide* Executive Chairman of the Board	2015	261,673	—	1,194,649	152,727	—	1,960,600	3,569,649
	2014	436,000	—	531,805	—	899,250	10,400	1,877,455
	2013	400,000	—	537,498	—	325,000	10,200	1,272,698
Daniel P. Hansen President and CEO	2015	575,000	—	2,483,986	—	1,437,500	10,600	4,507,086
	2014	450,000	—	1,185,597	—	1,068,750	10,400	2,714,747
	2013	400,000	—	1,074,297	—	325,000	10,200	1,809,497
Craig J. Aniszewski EVP and COO	2015	375,000	—	836,397	—	468,750	10,600	1,690,747
	2014	350,000	—	344,899	—	415,625	10,400	1,120,924
	2013	325,000	—	236,631	—	210,938	142,850	915,419
Greg A. Dowell EVP, CFO and Treasurer	2015	360,000	—	776,255	—	450,000	8,129	1,594,384
	2014	87,500	75,000	—	—	—	—	162,500
	2013	—	—	—	—	—	—	—
Christopher R. Eng SVP, General Counsel, Chief Risk Officer and Secretary	2015	260,000	—	205,321	—	243,750	10,600	719,671
	2014	250,000	—	107,782	—	221,875	42,538	622,195
	2013	165,000	—	99,994	—	82,500	10,200	357,694
Paul Ruiz VP and CAO	2015	260,000	195,000	503,722	—	—	10,600	969,322
	2014	225,000	75,000	—	—	—	5,476	305,476
	2013	—	—	—	—	—	—	—

*	Mr. Boekelheide resigned from his position as Executive Chairman of the Board of Directors on July 30, 2015.
(1)	Amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of time-based and performance-based stock awards granted in 2015 to Messrs. Boekelheide, Hansen, Aniszewski, Dowell, Ruiz and Eng under our Equity Incentive Plan. For Mr. Boekelheide, the amount in this column includes the incremental fair value of time-based and performance-based stock awards granted to Mr. Boekelheide in 2013, 2014 and 2015 and modified in July 2015 in connection with his resignation. The severance and release agreement between us and Mr. Boekelheide described under the heading “— Severance and Release Agreement with Mr. Boekelheide” provided for accelerated vesting of all unvested stock awards previously granted to Mr. Boekelheide. On the effective date of the severance and release agreement, the restrictions lapsed on 46,673 shares of common stock subject to time-based restricted stock awards and 56,481 shares of common stock subject to performance-based restricted stock awards. The incremental fair value of the modified stock awards granted to Mr. Boekelheide is reported using the value on the modification date. The assumptions used in calculating these amounts are discussed in Note 2 (“Summary of Significant Accounting Policies — Equity Based Compensation”) and Note 16 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Amounts in this column represent the incremental fair value, computed in accordance with ASC 718 as of the modification date, of stock options granted to Mr. Boekelheide under our Equity Incentive Plan in February 2011 and modified in July 2015 in connection with his resignation. The severance and release agreement between us and Mr. Boekelheide described under the heading “— Severance and Release Agreement with Mr. Boekelheide” provided for accelerated vesting of all option awards previously granted to Mr. Boekelheide. On the effective date of the severance and release agreement, options to purchase 75,200 shares of common stock vested. For more information regarding the assumptions made by us in the valuation of these modified stock options, see Note 2 (“Summary of Significant Accounting

Policies — Equity Based Compensation) and Note 16 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Amounts in this column represent aggregate cash payouts pursuant to the corporate performance components and the individual performance component of the cash incentive awards granted in 2015 to our named executive officers under our Equity Incentive Plan.
(4)	For 2015, the amounts in the “All Other Compensation” column include the following: contributions made by us to each of our name executive officers’ 401(k) defined contribution accounts in the following amounts: Mr. Boekelheide — $10,600; Mr. Hansen — $10,600; Mr. Aniszewski — $10,600; Mr. Dowell — $8,129; Mr. Ruiz — $10,600 and Mr. Eng — $10,600; a severance payment to Mr. Boekelheide in the amount of $1,950,000. For 2014, the amounts in the “All Other Compensation” column include the following: (i) contributions made by us to each of our name executive officers’ 401(k) defined contribution plan in the following amounts: Mr. Boekelheide — $10,400; Mr. Hansen — $10,400; Mr. Aniszewski — $10,400; and Mr. Eng — $10,400; and (ii) moving expenses in the amount of $32,138 reimbursed by us to Mr. Eng in connection with his relocation to Austin, Texas. For 2013, amounts in the “All Other Compensation” column include contributions include the following: (i) contributions made by us to each of our named executive officers’ 401(k) defined contribution plans in the following amounts: Mr. Boekelheide — $10,200; Mr. Hansen — $10,200; Mr. Aniszewski — $10,200; and Mr. Eng — $9,394; and (ii) moving expenses in the amount of $132,650 reimbursed by us to Mr. Aniszewski in connection with his relocation to Austin, Texas.

Grants of Plan-Based Awards

The table below sets forth information with respect to plan-based awards granted in 2015 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kerry W. Boekelheide*	4/24/15(1)	332,250	553,750	775,250	—	—	—	—	—	—	—
	4/24/15(2)	—	—	193,812	—	—	—	—	—	—	—
	4/24/15(3)	—	—	—	—	—	—	—	—	—	—
	4/24/15(4)	—	—	—	—	—	—	16,930	—	—	229,740
	7/30/2015(6)	—	—	—	—	—	—	46,673	—	—	505,244
	7/30/2015(6)	—	—	—	—	—	—	56,481	—	—	459,665
	7/30/2015(6)	—	—	—	—	—	—	—	75,200	9.75	152,727
Daniel P. Hansen	3/3/15(1)	575,000	862,500	1,150,000	—	—	—	—	—	—	—
	3/3/15(2)	—	—	287,500	—	—	—	—	—	—	—
	3/3/15(3)	—	—	—	22,338	89,352	178,704	—	—	—	1,678,031
	3/3/15(4)	—	—	—	—	—	—	59,568	—	—	805,955
Craig J. Aniszewski	3/3/15(1)	187,500	281,250	375,000	—	—	—	—	—	—	—
	3/3/15(2)	—	—	93,750	—	—	—	—	—	—	—
	3/3/15(3)	—	—	—	7,446	29,784	59,568	—	—	—	559,343
	3/3/15(4)	—	—	—	—	—	—	20,477	—	—	277,054
Greg Dowell	3/3/15(1)	180,000	270,000	360,000	—	—	—	—	—	—	—
	3/3/15(2)	—	—	90,000	—	—	—	—	—	—	—
	3/3/15(3)	—	—	—	6,981	27,923	55,846	—	—	—	524,394
	3/3/15(4)	—	—	—	—	—	—	18,615	—	—	251,861
Christopher R. Eng	3/3/15(1)	91,000	143,000	195,000	—	—	—	—	—	—	—
	3/3/15(2)	—	—	48,750	—	—	—	—	—	—	—
	3/3/15(3)	—	—	—	1,862	7,446	14,892	—	—	—	139,836
	3/3/15(4)	—	—	—	—	—	—	4,840	—	—	65,485
Paul Ruiz	3/3/15(1)	—	—	—	—	—	—	—	—	—	—
	3/3/15(2)	—	—	—	—	—	—	—	—	—	—
	3/3/15(3)	—	—	—	—	—	—	—	—	—	—
	3/3/15(4)	—	—	—	—	—	—	37,230	—	—	503,722

*	Mr. Boekelheide resigned from his position as Executive Chairman of the Board of Directors on July 30, 2015.

(1)	Represents the Corporate Performance Component of the incentive award granted in 2015 to each named executive officer under our Equity Incentive Plan. For each executive, the incentive award was earned at the maximum level and was paid out in cash in February 2016, except as otherwise detailed below. For more information, see “— Compensation Discussion and Analysis — Elements of 2015 Executive Compensation — 2015 Incentive Awards.”
(2)	Represents the individual performance component of the incentive award granted in 2015 to each named executive officer under our Equity Incentive Plan. The individual performance component provided only for a single payout if earned. For each executive, the incentive award was earned at the maximum level and was paid out in cash in February 2016. For more information, see “— Compensation Discussion and Analysis — Elements of 2015 Executive Compensation — 2015 Incentive Awards.”
(3)	Represents performance-based restricted stock awards granted to our named executive officers on March 3, 2015 under our Equity Incentive Plan.
(4)	Represents time-based restricted stock awards granted to our named executive officers on March 3, 2015 and April 24, 2015 under our Equity Incentive Plan. The time-based restricted stock awards vest over a three year period.
(5)	Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers on March 3, 2015 and April 24, 2105 under our Equity Incentive Plan. The amounts have been computed in accordance with ASC 718. For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(6)	Represents modified option awards and modified stock awards (time-based and performance-based). The grant date fair value of the modified equity awards is equal to the incremental fair value of the modified awards, which has been calculated in accordance with ASC 718 as of the modification date. The assumptions used in calculating these amounts are discussed in Note 2 and Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See footnotes (1) and (2) to the Summary Compensation Table for more information.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our named executive officers, are described above under “— Compensation Discussion and Analysis.”

Pursuant to the severance and release agreement that we entered into with Mr. Boekelheide in July 2015, option awards that we granted to Mr. Boekelheide in February 2011 and all time-based and performance-based stock awards that we granted to Mr. Boekelheide in 2013, 2014 and 2015 were accelerated so that they became fully vested on August 7, 2015 in connection with his resignation. The incremental fair value of Mr. Boekelheide’s equity awards is reflected in the Grants of Plan-Based Awards Table and the Summary Compensation Table for 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Daniel P. Hansen	188,000	47,000	9.75	2/13/21	126,940	1,516,933	204,067	2,438,601
Craig J. Aniszewski	188,000	47,000	9.75	2/13/21	38,428	459,215	59,052	705,671
Greg A. Dowell	—	—	—	—	18,615	222,449	27,923	333,680
Christopher R. Eng	—	—	—	—	11,382	136,015	17,325	207,034
Paul Ruiz	—	—	—	—	37,230	444,899	—	—

(1)	The closing sale price of our common stock on the NYSE on December 31, 2015 was $11.95.
(2)	All remaining options vested on February 14, 2016.
(3)	Time Based Shares. Vesting dates for unvested time-based shares listed in the above table are as follows:

Vesting Date	Hansen	Aniszewski	Dowell	Eng	Ruiz
February 28, 2016	23,997	5,333	—	2,599	—
March 9, 2016	14,892	5,119	4,654	1,210	—
May 27, 2016	14,459	4,206	—	1,315	—
March 9, 2017	14,892	5,119	4,654	1,210	—
May 27, 2017	28,916	8,412	—	2,628	—
March 9, 2018	29,784	10,239	9,307	2,420	37,230
(4)	Performance Based Shares. Potential vesting dates for unvested performance-based shares listed in the above table are as follows:

Potential Vesting Date	Hansen	Aniszewski	Dowell	Eng	Ruiz
January 1, 2016	85,798	20,855	—	7,250	—
January 1, 2017	28,917	8,413	—	2,629	—
January 1, 2018	89,352	29,784	27,923	7,446	—

On January 1, 2016, the actual number of shares that vested for each executive was 85,798 for Mr. Hansen, 20,855 for Mr. Aniszewski, and 7,250 for Mr. Eng.

Option Exercises and Stock Vested

The following tables set forth information regarding stock vesting and option award exercising during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kerry W. Boekelheide	376,000	1,323,520	152,466	1,896,272
Daniel P. Hansen	—	—	92,249	1,172,484
Craig J. Aniszewski	—	—	26,928	341,661
Christopher R. Eng	—	—	7,554	96,381

Employment Agreements

We entered into employment agreements, effective as of May 28, 2014, with Mr. Hansen, Mr. Aniszewski and Mr. Eng. We entered into an employment agreement, effective as of October 1, 2014, with Mr. Dowell. We also entered into an employment agreement, effective January 1, 2015, with Mr. Ruiz. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that our named executive officers would be entitled to receive under their employment agreements. The amounts shown assume that such termination was effective as of December 31, 2015, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreements. Mr. Boekelheide’s severance benefits are discussed below under “— Severance and Release Agreement with Mr. Boekelheide.”

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control)	Death or Disability(1)
Daniel P. Hansen
Cash Severance Payment(2)	8,332,500	8,332,500	—
Medical/Welfare Benefits(3)	20,000	20,000	—
Acceleration of Equity Awards(4)	4,058,934	4,058,934	4,058,934
Total(5)	12,411,434	12,411,434	4,058,934
Craig J. Aniszewski
Cash Severance Payment(2)	1,746,095	2,328,126	—
Medical/Welfare Benefits(3)	16,000	16,000	—
Acceleration of Equity Awards(4)	1,268,286	1,268,286	1,268,286
Total(5)	3,030,381	3,612,412	1,268,286
Greg A. Dowell
Cash Severance Payment(2)	1,158,750	1,545,000	—
Medical/Welfare Benefits(3)	20,000	20,000	—
Acceleration of Equity Awards(4)	556,129	556,129	556,129
Total(5)	1,734,879	2,121,129	556,129
Christopher R. Eng
Cash Severance Payment(2)	1,013,438	1,351,250	—
Medical/Welfare Benefits(3)	17,000	17,000	—
Acceleration of Equity Awards(4)	343,049	343,049	343,049
Total(5)	1,373,487	1,711,299	343,049
Paul Ruiz
Cash Severance Payment(2)	795,000	1,060,000	—
Medical/Welfare Benefits(3)	20,000	20,000	—
Acceleration of Equity Awards(4)	444,899	444,899	444,899
Total(5)	1,259,899	1,524,899	444,899

(1)	A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans. In addition, outstanding stock options that have not yet vested and outstanding stock awards that have not yet vested immediately vest upon the executive officer’s termination of employment due to death or disability.

(2)	The amounts shown in this row do not include any accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to our named executive officers upon any termination of their employment, including a termination with cause and a voluntary termination without good reason.
(3)	The amounts shown in this row are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by us for health care, life and disability insurance and other benefits expected to be provided to each executive officer.
(4)	In the event of a change in control, outstanding stock options that have not yet vested and stock awards that have not yet vested would generally become fully vested regardless of whether the executive’s employment is terminated. In accordance with SEC guidance, the value of each option that is accelerated upon the triggering events shown in this table is equal to the spread between the exercise price and the per-share market price of the Company’s common stock on December 31, 2015.
(5)	The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

Severance and Release Agreement with Mr. Boekelheide

On July 30, 2015, in connection with Mr. Boekelheide’s departure, the Company entered into a severance and release agreement with Mr. Boekelheide (the “Agreement”). The Agreement became effective on August 7, 2015 (the “Effective Date”) and provided for the following: (i) a covenant by Mr. Boekelheide not to directly own, manage or control for a period of one year following the Effective Date any premium-branded, select-service hotels located within a ten mile radius of any hotel the Company owns or is pursing to acquire, own, develop or re-develop as of the Effective Date; (ii) a covenant by Mr. Boekelheide not to solicit the Company’s employees for employment for a period of two years following the Effective Date, (iii) confidentiality and non-disparagement covenants; (iv) a severance payment to Mr. Boekelheide in the gross amount of $1,950,000, less applicable payroll deductions; (v) accelerated vesting of all restricted shares of common stock and options previously awarded to Mr. Boekelheide; and (vi) a release by Mr. Boekelheide of all claims against the Company, affiliates and other parties.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) has reviewed and discussed the compensation discussion and analysis appearing under the heading “Executive Compensation” of this proxy statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Compensation Committee of the Board:

Kenneth J. Kay (Chair)
Bjorn R. L. Hanson
Jeffrey W. Jones
Thomas W. Storey
April 5, 2016

AUDIT COMMITTEE REPORT

The Audit Committee (“Audit Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in person and five times telephonically in 2015 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 as amended (“Code”). The Audit Committee determined that the Company was in compliance with the Code for 2015.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2015, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the New York Stock Exchange (“NYSE”).

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board has identified Bjorn R. L. Hanson, Jeffrey W. Jones and Kenneth J. Kay as “audit committee financial experts” within the meaning of the SEC rules.

Audit Committee of the Board:

Jeffrey W. Jones (Chair)
Bjorn R. L. Hanson
Kenneth J. Kay
Thomas W. Storey
April 5, 2016

Fee Disclosure

The following is a summary of the fees billed to the Company by EY, the Company’s current independent registered public accounting firms for professional services rendered for the years ended December 31, 2015 and 2014:

	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees	$706,200	$750,000
Audit-Related Fees	281,200	66,000
Tax Fees	62,000	216,110
All Other Fees	—	—
Total	$1,049,400	$1,032,110

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the annual, consolidated financial statements, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All fees for audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2015 were compatible with the maintenance of those firms’ independence in the conduct of their auditing functions. All of the fees paid to EY in 2014 and 2015 that are described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock, as of March 21, 2016, for each stockholder that is known by us to be the beneficial owner of more than five percent of our common stock based upon filings made with the SEC by such stockholders. The percentages shown in this table have been calculated by us based on 87,219,846 shares of our common stock outstanding as of March 21, 2016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(2)
The Vanguard Group, Inc.(3)	11,319,342	12.98%
Blackrock, Inc.(4)	9,455,928	10.84%
Vanguard Specialized Funds – Vanguard REIT Index Fund(5)	6,237,715	7.15%
Wellington Management Company, LLP(6)	3,880,080	4.45%

(1)	The number of shares of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of shares of our common stock held by the stockholders who filed statements of beneficial ownership pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder, as described in other footnotes to this table, is current as of the date of the filing of each such stockholder’s statement.
(2)	Percentages calculated on the basis of the amount of outstanding common stock, excluding securities held by or for the account of the Company or our subsidiaries, plus common stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
(3)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 10, 2016. Vanguard Group has sole voting power over 230,249 shares, shared voting power over 70,400 shares, sole dispositive power over 11,138,690 shares and shared dispositive power over 180,652 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 103,849 shares as a result of VFTC serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 203,203 shares as a result of VIA serving as investment manager of Australian investment offerings. Vanguard Group has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 8, 2016. Blackrock had sole voting power over 9,230,093 shares and sole dispositive power over 9,455,928 shares. Blackrock has its principal business office at 55 East 52nd Street, New York, New York 10022.
(5)	Based on a Schedule 13G/A filed by Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard Funds”) with the SEC on February 9, 2016. Vanguard Funds has sole voting power over 6,237,715 shares. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Based on a Schedule 13G/A filed by Wellington Management Group, LLP (“Wellington”) with the SEC on February 11, 2016. Wellington has shared voting power over 3,060,010 shares and shared dispositive power over 3,880,080 shares. Wellington has its principal business office at 280 Congress St., Boston, MA 02210.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of March 21, 2016, for each of our named executive officers, each of our director/nominees and all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)
Daniel P. Hansen(3)	873,187	*
Craig J. Aniszewski(4)	463,233	*
Greg A. Dowell(5)	119,469	*
Christopher R. Eng(6)	58,475	*
Paul Ruiz(7)	55,478	*
Bjorn R. L. Hanson	27,022	*
Thomas W. Storey	70,357	*
Kenneth J. Kay	13,594	*
Jeffrey W. Jones	13,594	*
All directors and executive officers as a group (9 persons)	1,694,409	1.94%

*	Represents less than one percent of the outstanding shares of common stock.
(1)	Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person. The address of each named person is c/o Summit Hotel Properties, Inc., 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738.
(2)	Based on shares of our common stock issued and outstanding as of March 21, 2016. The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of March 21, 2016 (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(3)	Includes (i) 235,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Hansen upon completion of our IPO and (ii) 452,298 unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.
(4)	Includes (i) 235,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Aniszewski upon completion of our IPO and (iii) 157,413 unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.
(5)	Includes 110,316 unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.
(6)	Includes 45,020 unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.
(7)	Includes 55,478 unvested restricted shares of our common stock issued under our Equity Incentive Plan. No shares noted herein are pledged as security.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

Related Party Transactions

There were no related party transactions in 2015.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. We prepare and file these reports on behalf of our directors and executive officers. During 2015, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied.

Stockholder Proposals and Director Nominations for the 2017 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 6, 2016, the date 120 calendar days before the first anniversary of the date of this proxy statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2017 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 Annual Meeting of Stockholders. Proposals should be mailed to our Secretary at the following address:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2017 Annual Meeting of Stockholders or who wish to present a proposal at the 2017 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than November 6, 2016 and no later than December 6, 2016 (provided, however, that if the 2017 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2017 Annual Meeting of Stockholders and no later than the later of the 120th day prior to the date of the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2017 Annual Meeting of Stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Secretary

Requests for Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the consolidated financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com. If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Executive Vice President, General Counsel
Chief Risk Officer and Secretary

Austin, Texas
April 5, 2016

SUMMIT HOTEL PROPERTIES, INC.
12600 HILL COUNTRY BLVD
R-100
AUSTIN TX, 78738

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees
01 Daniel P. Hansen   02 Bjorn R.L. Hanson   03 Jeffrey W. Jones   04 Kenneth J. Kay   05 Thomas W. Storey

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratify the appointment of ERNST & YOUNG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016;	☐	☐	☐
3. Approve an advisory vote on executive compensation.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.			
4. Non-binding shareholder proposal from the Teamsters, if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com .

SUMMIT HOTEL PROPERTIES, INC.
Annual Meeting of Stockholders
May 19, 2016
8:00 AM CENTRAL
This proxy is solicited by the Board of Directors

The stockholder (the "Stockholder") of SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the "Company"), hereby appoints Daniel P. Hansen and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, to attend the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 AM, CENTRAL TIME on May 19, 2016, at the Hampton Inn & Suites located at 200 San Jacinto Blvd, Austin, Texas 78701, and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all the votes that the Stockholder is entitled to cast at the Annual Meeting and to otherwise represent the Stockholder at the Annual Meeting. The Stockholder hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

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